Exhibit 99.3

Transcripts

The Greenrose Holding Company Inc. CEO Mickey Harley on Q1 2022 Results - Earnings Call Transcript

May 16, 2022 7:54 PM ET | Greenrose Holding Company Inc. (GNRS), GNRSU

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The Greenrose Holding Company Inc. (OTC:GNRS) Q1 2022 Earnings Conference Call May 16, 2022 5:30 PM ET

Company Participants

Mickey Harley – Chairman and Chief Executive Officer

Scott Cohen – Chief Financial Officer

Paul Wimer – President

Conference Call Participants

Operator

Good afternoon, everyone and thank you for participating in today’s conference call to discuss the Greenrose Holding Company’s financial results for the First Quarter ended March 31, 2022. Joining us today are Greenrose ’s CEO, Mickey Harley, the company’s CFO, Scott Cowen, and the company’s President, Paul Wark. Before I introduced Mickey, I’d like to remind you that’s during today’s call, including the question-and-answer session, statements that are not historical facts, including any projections or guidance, statements regarding future events or future financial performance or statements of intent or belief are forward-looking statements and are covered by the safe harbor disclaimers contained in today’s press release and the company’s public filings with the SEC.

Actual outcomes and results may differ materially from what is expressed in or implied by these forward-looking statements. Specifically, please refer to the company’s Form 10-Q for the quarter ended March 31st, 2022, which was filed prior to this call, as well as other filings made by Greenrose with the SEC from time-to-time. These filings identify factors that could cause results to differ materially from those forward-looking statements. Please also note that during this call, management will be disclosing adjusted EBITDA.

This is a non-GAAP financial measure as defined by SEC Regulation G. A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP measure and a statement disclosing the reasons why company management believes that adjusted EBITDA provides useful information to investors regarding the company’s financial condition, and results of operations is included in today’s press release, that is posted on the company’s website. With that I will turn the call over to Mickey.

Mickey Harley

Thank you, Operator. And good afternoon, everyone. It is a pleasure to speak with all of you today on our first earnings call as a de-SPAC public operating company. We are proud to have entered 2022 with our completed acquisitions of two high-quality cultivation operations: Theraplant in Connecticut, and True Harvest in Arizona. Even in the early days for our company, we are already making progress with strengthening our position in these two emerging recreational state markets.

We have worked diligently to build our inventory levels in Connecticut and optimize our production capacity at our operations in both states. But before we discuss our progress in greater detail, I’d like to provide a brief overview of our story and how we got to where we are today for the benefit of new listeners on the call. The Greenrose Holding Company is an early-stage cannabis multi-state operator, with our cultivation operations in Connecticut and Arizona, forming a foundation to grow our platform.

Our strategy is cultivation-lead as we work to deliver top quality flower at every price point in each market we serve, and ultimately to become synonymous with extraordinary cannabis products and services. Across our existing production footprint, we are working to optimize our growth capacity and processes to further support our existing wholesale relationships. In each of our markets, we are also working to achieve vertical integration through pursuing opportunities to establish a retail presence.

In Connecticut, we closed our acquisition of Theraplant on November 26th, 2021, marking the completion of our Business Combination and the establishment of our cultivation centered operations. We are leveraging Theraplant, strong wholesale presence, and Connecticut ’s limited license structure to strengthen our positioning for the oncoming recreational market. Theraplant is currently the largest of the states for licensed cultivators with a recently expanded 90,000 square foot cultivation and processing facility.

Theraplant products are sold, currently sold at all of 18 of the Connecticut existing licensed medical dispensaries with over 35 high-quality flower strains and new products introduced on a weekly basis. From a financial perspective, our Theraplant operations generate solid cash flow and benefits from a stable market-wide pricing environment. In addition, we believe will continue to realize economies of scale as we ramp towards utilizing our full production capacity during the second quarter.

However, within the states, current medical market, we experienced headwinds from lower patient demand during the second-half of 2021, and into the first quarter of this year, as well as increased competition stemming from the state illicit market. These headwinds impacted our revenue performance during the quarter, which came in softer than expected. While we do not have a strong visibility on how medical demand may evolve going forward, we have focused on maintaining our strong wholesale relationships with our dispensary partners throughout connected and preparing to serve the States recreational market.

Once it fully comes online. Recreational Cannabis sales in Connecticut are expected to begin later this year after they officially received state legislative approval on July 1st, 2021. Though we currently expect recreational sales to begin in the fourth quarter of this year, we’re closely monitoring the State’s regulatory approach towards activating the sales and working to strengthening our position for this expanded market.

To this end, we have already completed a 30,000 square foot expansion at our current cultivation and processing facility, which increased our total available cannabis by over 80%, and gave us additional flexibility to address future growth in our customer base. In fact, we have already completed a population of all the rooms and we expect our last two rooms to complete their first harvest in early June to strengthen our inventory levels.

While the new regulatory standards around recreational sales allow the state to grant additional non-vertical cultivation licenses in the near future, we anticipate that the current limited number of licensed cultivators will create supply constraints around high-quality flower once recreational sales commence. We believe Theraplant ’s mature cultivation operations, strong wholesale presence, and recently expanded grow capacity will place us in a prime position to address this need in the market and continue increasing our overall Connecticut market share.

In Arizona, we completed our asset acquisition of True Harvest on December 31st, 2021, establishing our strong cultivation presence in the state and marking our entrance into a robust early-stage recreational market. True Harvest is one of the largest indoor cultivators in the state, with a 76,000 square foot cultivation and processing facility run by the Shango cultivation team, producing, among other things, Shango -branded products.

Further, as one of the first wholesale operations in Arizona, True Harvest has developed longstanding relationships with dispensaries throughout the state. We currently sell Shango -branded products to approximately 60% of Arizona’s existing retail stores and medical dispensaries and aim to continue growing our wholesale presence even further. We sell Shango -branded products under license in Arizona, and these award-winning products have a strong following among Arizona consumers.

Having secured the Number 1 and Number 2 place in the 2021 Arizona Cannabis Cup in the concentrate and flower categories, respectively. Our high-quality products compete at the top shelf in the state market, which has helped us negate potential impacts from the ample competition and pricing softness that have emerged in other product quality categories below that point. While we do not have perfect visibility on how potential pricing pressures may evolve over time, especially mid broader industry volatility, we believe our commitment to and reputation for quality in this market positions us to effectively whether any potential impacts in the long term.

Following a statewide commencement of recreational cannabis sales in January of last year, Arizona recorded approximately 1.4 billion in combined medical and recreation sales in 2021. Highlighting the growing market opportunity for True Harbors as we work to optimize our own cannabi. We have already activated two out of our four planned additional grooms with the third, fourth, incremental growth is expected to be operational by the second half of 2022. This will total eight operational grow rooms by the second half of this year. And we are already in the planning stages for our ninth and tenth rooms to increase our capacity even further.

I will note that construction on our most recent grow rooms temporarily impacted our production processes and inventory levels at True Harvest during the first quarter. As we experienced some interruptions to our usual production cycle. These resulted in a softer than expected revenue performance during the first quarter. Further, we expect to resume our operational efficiency and commence restoring our product inventory levels during Q2, as we complete construction on our eight growths.

Within the Arizona market overall, the supply high-end flower products have been constrained amid the rapid growth of the recreational market. Similar to what we are anticipating later this year in Connecticut. We believe our expanded capacity and production efficiency in conjunction with the showing customer following for True Harvest Shango brand and products will allow us to meet this demand and continued growing our presence in the state. Our President Paul Wimer will be on later in the call to describe our growth and expansion opportunities in greater detail from the retail opportunities we’re seeing in Connecticut and Arizona to the additional regions we are targeting for growth.

At present, I’d like to reiterate that we’re building the foundation of our multi-state operations around two robust, efficient cultivation operations that are positioned to benefit from the implementation of our recreational market and conti -- and continued growth and a nascent recreational market in Arizona. While continuing to deliver top-quality products towards there are plant into harvest unknown. Leading with cultivation allows us to focus on enhancing our capacity and operational efficiencies to serve our rapidly expanding addressable market in each state.

While we are still in the early stages of ramping our operations and solidifying our multi-state platform, I’m proud to be collaborating which such talented leadership and cultivation teams at True Harvest and Theraplant. In the year ahead, we are working to build upon these brands interesting advantages, and ultimately deepen their presence within their respective markets. We believe there are plenty of growth opportunities to capture in these margins in the near-term, and that we are building a strong foundation from which to pursue additional expansion opportunities as they arise in contiguous markets. We will have more to stay on these strategic objectives later in the call, but first I’d like to turn the call over to our Chief Financial Officer, Scott Cohen to review our first-quarter financial results. Scott, over to you.

Scott Cohen

Thank you, Mickey. Change to our financial results, revenue in the first quarter of 2022 increased 15% to $8.2 million compared to $7.2 million in the year-ago quarter. The increase primarily reflects incremental revenue contributions from True Harvest compared to the prior-year the prior period which only included contributions from Theraplant. As Mickey mentioned, our True Harvest revenues were impacted by construction-related production interruptions during the facilities recent grow room expansions.

While Theraplant revenues reflect headwinds from the slowing demand trends among licensed patients in Connecticut medical market during the second half of the year, as well as increased competition from the illicit market in particular. Cost of goods sold net for the first quarter of 2022 was 6.4 million compared to 2.7 million in last year’s quarter. This increased primarily reflected significant adjusted for purchase accounting considerations in the fair value step-up of inventory of 2.1 million and costs associated with ramping up our expanded production capacity at both Theraplant and True Harvest.

We also encouraged additional startup costs release to initial planting and production processes, and Theraplant steel production facility. While broader supply chain interruptions in inflation impact have affected our industry as they have in many other industries globally, we’ve taken proactive steps to mitigate into both True Harvest and Theraplant by increasing our inventory stock to the extent possible amid our internal production [Indiscernible] Arizona.

We continue to closely monitor any potentially near and long-term impacts related to these macroeconomic concerns. Gross profit in the first quarter of 2022 was $1.8 million compared to $4.5 million in the year-ago quarter, reflecting a gross margin of 22.4% compared to 62.3% in Q1 2021. This decrease primarily reflects the aforementioned purchase accounting considerations in the fair value step-up of inventory, which negatively impacted gross profit by $2.1 million and gross margin negatively by 26%.

The decrease also reflects increased costs associated with ramping our production capacity, as well as softer expected revenue performance during the quarter. General administrative expenses of the first quarter of 2022 were $5 million compared to $1.4 million in the prior-year quarter. This increase was primarily due to incremental costs contributions from True Harvest and additional corporate expenses of being a public operating company relative to the prior period, which again, only included expenses from Theraplant.

Net loss in the first quarter of 2022 is $14.6 million compared to a net income of $2.8 million in the year-ago quarter. This is primarily attributable to revenue impacting the production interruptions of True Harvest and the demand hindrance of the Connecticut market I mentioned earlier, as well as increased interest expense of $6.6 million, purchase accounting fair value inventory step-up of 2.1 and intangible amortization of $4 million.

Adjusted EBITDA for the first quarter of 2022, $0.1 million compared to $4.1 million in the year-ago quarter. The decrease was primarily driven by the lower level of gross profit we generated during the quarter, as well as expenses related to ramping up our expanded production capacity, it’s Theraplant through partners, capital expenditures for the first quarter of 2022, $4 million compared to $1.4 million in the year-ago, quarter.

The decrease primarily represents the completion of construction on Theraplant filter-based expansion, which concluded at the end of 2021, while we expect some incremental CapEx relating to completing this next phase of our grown build-out at True Harvest, as well as purchasing some additional processing equipment at True Harvest, we expect to operate at a more maintenance level quarterly run right after we complete our grow rooms at True harvest and begin restoring more normalized operations thereafter.

At March 31st, 2022, cash and equivalent -- cash equivalents, mines restricted cash totaled $3.5 million compared to $9.1 million at December 31st, 2021. This decrease was primarily attributable to acquisition late expenses, and debt service. Finally, we have revised our full-year 2022 financial outlook due to ongoing demand headwinds within Connecticut’s medical market, and the impact of construction-related production interruptions at True Harvest.

We now expect revenue to range between $100 million to $120-million, with net income expected to range between a net loss of approximately $5 million to a net income of approximately $1 million, excluding any fair value adjustments to financial instruments and transactionally the expenses. In addition, adjusted EBITDA on 2022 is expected to range between $65 and $75 million. As a reminder, these projections assume an expected Q4 2020 to start for recreational Canada sales in Connecticut.

We will continue to focus on growing the business through enhancing our operations, building and maintaining strong wholesale relationships, checking vertical integration opportunities, and providing high-quality products and communities we serve the book Connecticut and Arizona, supported by the operational foundation, we’ve established us far we believe we are well-positioned to address the growing market opportunities in our existing States, and pursue additional opportunities for growth in and around these markets. This concludes my prepared remarks. I’ll turn the call over to Paul.

Paul Wimer

Thank you, Scott. As we progress further into 2022, we’ll continue to build upon the platform with established with Theraplant True Harvest by deepening our presence in our current state markets and seeking additional expansion opportunities, both within our existing states and across other contiguous states, as the crack of opportunities arise. And our existing state markets we’re comfortable with our current cultivation footprint as our growth capacity provides robust supply to our wholesale markets and has plenty of room for continued expansion.

As Mickey mentioned earlier, our next step is to achieve vertical integration through building a retail presence in our multiple avenues we are evaluating to accomplish this. In addition to any available dispensary and license acquisition opportunities that arise in these states, both Connecticut and Arizona’s regulatory structures allow operators to secure dispensary licenses through social equity partnership programs. These programs enable communities that have been disproportionately impacted by the war on drugs to pursue equitable ownership and employment opportunities within their respective States ’ cannabis Industries.

As we ramp our presence and operations in our existing states, we’re actively seeking opportunities to partner with these applicants to support their communities and address the harm done by overly harsh drug laws. In Connecticut, current cultivators will have the opportunity to open an unlimited number of recreational stores as a minority partner in a social equity licensed partnership. In addition to the 12 general recreational dispensary licenses that are expected to be rewarded this year.

We are currently working to participate in social equity license opportunities, and we will provide further updates as we advanced this process and track how the state’s broader regulatory framework around recreational sales and licensing evolves over the coming months. I will also note that current medical dispensary operators in Connecticut had beginning has been given a licensed open one additional dispensary under the new regulatory structure.

As these operators pursue this opportunity and filed a flip to recreational, we’re benefiting from Theraplant strong wholesale relationships as our network of addressable dispensaries is poised to expand once recreational sales commenced. In Arizona, we’re seeking potential dispensary acquisitions and social equity partnerships a like as we begin the early-stages planning our retail expansion states with Arizona’s totaled in number of dispensaries capped at a 169 the state Department of Health Services issued its final 26 social equity Cannabis licenses on April 8th.

We will continue to monitor any further updates on the State’s social equity structure and evaluate potential partnership opportunities as they arise. As we seek to further enhance our current footprint, we intend to target and evaluate opportunities in the West and North Eastern U.S., particularly in contiguous states surrounding Connecticut and Arizona. Ideal targets include sizable vertically integrated operations in these incremental states. Having a vertically integrated foundation placed in Arizona and Connecticut will allow us to compete for new licenses and pursue additional opportunities to acquire branded product leaders with a multi-state presence.

Over time, we aim to build a portfolio of high-quality brands across our growing platform, supplementing our current work to enhance the visibility and market share of the Theraplant and Shango brands in Connecticut and Arizona, respectively. While we’ve only just begun to ramp our operations and execute on our growth strategy, our solid cultivation-focused foundation and positioning within rapidly expanding early-stage recreational markets provides us the necessary flexibility to build a robust, multi-state platform. We’re grateful for the support of our shareholders and the dedication of our team as we strive to establish Greenrose as high-quality, multi-state cannabis operator at scale. We’ll now open up the call for Q&A. I’ll hand back to the Operator.

Question-and-Answer Session

Operator

Mickey Harley

Thank you, sir. I’d like to thank everyone that attended the call today, and we look forward to speaking with our investors and analysts when we report our second-quarter results in August. Thank you.

Operator

Ladies and gentlemen, this does conclude today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.